News Release

Investor Relations: Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com	Media Contact: Doug Holt 312-557-1571 Doug_Holt@ntrs.com
http://www.northerntrust.com

Northern Trust Announces New Director Appointment
CHICAGO, April 19, 2016 – Northern Trust Corporation (Nasdaq: NTRS) announced today that Jay L. Henderson has been elected to its board of directors, effective July 18, 2016, following his retirement from PricewaterhouseCoopers LLP on June 30, 2016.

Henderson currently serves as Vice Chairman, Client Service, at PricewaterhouseCoopers. In this role, he was responsible for leading the execution of PwC’s strategy across the Midwest Region, which includes offices in 13 states with 6,800 partners and staff. His prior PwC roles include serving as Managing Partner of the Greater Chicago Market, Managing Partner of the Cleveland Office, and as a U.S. Management Committee member.

“In addition to his business acumen, Jay brings a strong record of board leadership experience, including working with boards of high performing Fortune 500 companies,” Chairman and Chief Executive Officer Frederick H. Waddell said. “We are pleased to welcome Jay to the Northern Trust board and look forward to benefiting from his perspective.”

Henderson has extensive background in board leadership roles at major non-profit organizations in Chicago and Cleveland. He serves on the boards of organizations including the Chicago Symphony Orchestra Association, where he is a former Chairman; Rush University Medical

Center; the Museum of Science and Industry; United Way of Metropolitan Chicago; the Rock and Roll Hall of Fame and Museum in Cleveland, where is he a former co-Chairman; and the Civic Committee of The Commercial Club of Chicago.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 20 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2016, Northern Trust had assets under custody of US$6.2 trillion, and assets under management of US$900 billion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.